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Integer Appoints Donald Spence to Board of Directors
FRISCO, TEXAS, Oct. 18, 2016 - Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Donald Spence has been elected to Integer’s Board of Directors. Mr. Spence also will serve on the Board’s Science and Technology Committee.

“We would like to welcome Don to our Board of Directors,” said Bill R. Sanford, Integer’s chairman of the board. “Don brings strong operational and executive management experience along with an extensive background in the medical device industry which will further strengthen and complement the overall depth of our already experienced Board.”

“I worked closely with Don to combine Lake Region Medical and Greatbatch into a Medical Device Outsourcing leader. He was a primary and pivotal advocate for the deal and continues to be a staunch supporter of Integer’s vision,” commented Thomas J. Hook, Integer’s president and chief executive officer. “I look forward to working together with Don and the other Integer Board members as we execute our strategy and grow our business to deliver increased value for our shareholders. His knowledge and insights will make a significant contribution to the corporate governance and board oversight of our company.”

Mr. Spence brings 40 years of experience including over 25 years in the medical device industry, in operations, finance, and general management roles. He most recently served as chairman and chief executive officer of Lake Region Medical from 2010 until its acquisition by the Company in October of 2015. From 2005 to 2008 he served as president of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as chief executive officer of Philips Home Healthcare Solutions. Prior to that, Mr. Spence spent eight years with GKN Sinter Metals, as senior vice president for global sales and marketing (1998-2001) and as president (2001-2005). Before 1998, he served in a number of roles at BOC Group, PLC over a 15-year career at that company. Mr. Spence also serves on the board of directors of two privately held Medtech companies.

About Integer
Integer Holdings Corporation (ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net.